Exhibit 5
May 12, 2008
American International Group, Inc.,
     70 Pine Street,
          New York, New York 10270.
Ladies and Gentlemen:
     In connection with the registration under Rule 462(b) of the Securities Act of 1933, as amended (the “Act”), of $1,966,779,610 aggregate amount of purchase contracts, junior subordinated debentures, units composed of the foregoing and shares of common stock, par value $2.50 per share (the “Common Stock”, and together with the stock purchase contracts, junior subordinated debentures and units, the “Securities”) of American International Group, Inc. (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:
     (1) When the registration statement relating to the Securities filed pursuant to Rule 462(b) (the “Registration Statement”) has become effective under the Act, a supplemental indenture, supplementing the Junior Subordinated Debt Indenture, dated as of March 13, 2007 (together, the “Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”), relating to a particular junior subordinated debenture (the “Junior Subordinated Debenture”) of the Company, has been duly authorized, executed and delivered by the parties thereto, the terms of such Junior Subordinated Debenture and of its issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Junior Subordinated Debenture has been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated by the Registration Statement, such Junior Subordinated Debenture will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (2) When the Registration Statement has become effective under the Act, the terms of the governing instrument or agreement under which a particular stock purchase contract (a “Purchase Contract”) is to be issued (the “Purchase Contract Agreement”) by the Company have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Purchase Contract Agreement has been duly authorized, executed and delivered by the parties thereto, the terms of such Purchase Contract and of its issuance and sale have been duly established in conformity with the Purchase Contract Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Purchase Contract has been duly executed and authenticated in accordance with the Purchase Contract Agreement and issued and sold as contemplated by the Registration Statement, such Purchase Contract will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (3) When the Registration Statement has become effective under the Act, the terms of the agreement pursuant to which a particular unit (a “Unit”) is to be issued (the “Unit Agreement”) by the Company has been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Unit Agreement has been duly authorized, executed and delivered by the parties thereto, the terms of such Unit and of its issuance and sale have been duly established in conformity with the Unit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Unit has been duly executed and authenticated in accordance with the Unit Agreement and issued and sold as contemplated by the Registration Statement, such Unit will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (4) When the Registration Statement has become effective under the Act, the terms of the sale of the Common Stock have been duly established in conformity with Restated Certificate of Incorporation of the Company, and the Common Stock has been duly issued and sold as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, an assumption which we have not independently verified.
     We hereby consent to this filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in each of the prospectuses included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ SULLIVAN & CROMWELL LLP